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                                                                   EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of August 31, 1996, among McCarthy, Crisanti & Maffei, Inc., a New York corporation ("Employer"), MCM Group, Inc., a Delaware corporation ("Holding"), and Anthony Napolitano (the "Employee").

                              W I T N E S S E T H :

         WHEREAS, on August 31, 1996, 100% of the outstanding shares of common stock of Holding was distributed to the stockholders of record of VK/AC Holding, Inc. on the record date for such distribution (such distribution, the "Spin-off");

         WHEREAS, in order to secure the continued services of the Employee following the Spin-off, Employer desires to enter into an agreement embodying the terms of such employment (the "Agreement"); and

         WHEREAS, the Employee desires to accept such continued employment and enter into such Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, Employer and the Employee hereby agree as follows:

         1. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs the Employee and the Employee hereby accepts employment by Employer.

         2. Term; Position and Responsibilities.

         (a) Term of Employment. Unless the Employee's employment shall sooner terminate pursuant to Section 7, Employer shall employ the Employee for an initial term commencing on the date hereof and ending on the third anniversary thereof. Employment shall thereafter be deemed to be automatically extended, upon the same terms and conditions, for successive periods of two years each, unless either party, at least one year prior to the expiration of the initial term or any extended term, shall give written notice to the other of its intention not to renew such employment. The period during which Employee is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the "Employment Period".
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         (b) Position and Responsibilities. During the term of the Employee's employment hereunder, the Employee will serve as Senior Vice President of Employer and the Employee will devote all of his skill, knowledge and working time (except for (i) reasonable vacation time and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of the Employee's duties hereunder, (A) such reasonable time as may be devoted to service on boards of directors and the fulfillment of civic responsibilities, (B) reasonable time as may be necessary from time-to-time for personal financial matters and (C) reasonable time as may be devoted to the teaching of university courses and similar activities to enhance Employee's professional reputation) to the conscientious performance of such duties. The Employee represents that he is entering into this Agreement voluntarily and that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound.

         3. Base Salary. As compensation for the services to be performed by the Employee hereunder, Employer will pay the Employee an annual base salary of $123,000 during the Employment Period and, in the event that employment hereunder is terminated by death, for one month thereafter. Employer will review the Employee's base salary from time to time during the Employment Period and, in the discretion of the Board of Directors of Employer ("Employer's Board"), may increase such base salary from time to time based upon the performance of the Employee, the financial condition of Employer, prevailing industry salary scales and such other factors as Employer's Board shall consider relevant. (The annual base salary payable to the Employee under this Section 3, as the same may be increased from time to time, shall hereinafter be referred to as the "Base Salary".) The Base Salary payable under this Section 3 shall be reduced to the extent that the Employee elects to defer such Base Salary under the terms of any deferred compensation or savings plan maintained or established by Employer. Employer shall pay the Employee the Base Salary in semi-monthly installments, or in such other installments as may be mutually agreed upon by Employer and the Employee.

         4. Incentive Compensation Arrangements.

         (a) Incentive Compensation. During the Employment Period, the Employee shall participate in Employer's incentive compensation programs for its executive officers existing from time to time, including Employer's Special


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Compensation Arrangements, a copy of which is attached hereto as Exhibit C, existing from time to time.

         (b) Opportunity to Purchase Shares. The Employee shall be given the opportunity to purchase up to 1,750 shares (the "Shares") of the Class C Common Stock of Holding, par value $.01 per share (the "Common Stock"), at a purchase price of $100 per share, but in no event shall Holding be required to offer to sell or to sell any Shares to the Employee at any time at which making such an offer or selling any such Shares would violate any applicable securities law. The terms and conditions of the Employee's purchase of any Shares, including the right of first refusal of Holding with respect to such Shares, the right of Holding to purchase such Shares from the Employee under certain circumstances and the right of the Employee to require Holding to purchase such Shares under certain circumstances, shall be set forth in a separate Management Stock Subscription Agreement, substantially in the form attached hereto as Exhibit A, to be entered into by Holding and the Employee.

         (c) Options. Upon the purchase of the Shares pursuant to Section 4(b), the Employee shall be granted non-qualified stock options to purchase additional shares of the Common Stock, each such option to be granted pursuant to the terms of the MCM Group, Inc. Stock Option Plan (the "Stock Option Plan") and to have a ten year term, as follows: (i) Employee shall be granted options to purchase up to an aggregate of 4,236 shares of Common Stock (or, if less, a number of shares of Common Stock equal to the product of (x) the number of Shares purchased by the Employee pursuant to Section 4(b), multiplied by (y) 2.42)(the Options"),
(ii) one-half of the Options shall be granted at an exercise price per share equal to $100 (the "Initial Value Options") and the remaining one-half of such Options shall be granted at an exercise price of $143.60 (the "Premium Options"), (iii) one-half of the Initial Value Options and one-half of the Premium Options shall generally become exercisable in five equal annual installments on each of the first five anniversaries of the date of grant and
(iv) the remaining one-half of the Initial Value Options and the remaining one-half of the Premium Options shall generally become exercisable (A) as of the third anniversary of the date of grant, if and only if Holding and its subsidiaries shall have achieved the maximum EBITDA target provided for under the terms of the Option Agreement (as defined below), provided that if Holding and its subsidiaries shall have achieved EBITDA as of such anniversary date greater than the minimum EBITDA target specified in the Option Agreement but


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less than the maximum EBITDA target so specified, a proportionate share of the
Performance Options shall become exercisable as of such date, or (B) nine years following the date of grant, subject, in each such case under the following clauses (iii) and (iv), to the Employee's continuous employment through the applicable vesting date. The terms and conditions of the Options (including those described herein) shall be set forth in the Stock Option Plan and a separate Management Stock Option Agreement, substantially in the form attached hereto as Exhibit B, to be entered into by the Employee and Holding (the "Option Agreement").

         5. Employee Benefits. During the term of the Employee's employment hereunder, employee benefits, including life, medical, dental and disability insurance, will be provided to the Employee in accordance with programs of Employer then available to executive employees. The Employee shall also be entitled to participate in all of Employer's profit sharing, pension, retirement, deferred compensation and savings plans, as the same may be amended and in effect from time to time, at levels and having interests commensurate with the Employee's then current period of service, compensation and position.

         6. Perquisites and Expenses.

         (a) General. During the term of the Employee's employment hereunder, the Employee shall be entitled to participate in any special benefit or perquisite program generally available from time to time to executive officers of Employer on the terms and conditions then prevailing under such program.

         (b) Business Travel, Lodging, etc. Employer shall reimburse the Employee for reasonable travel, lodging and meal expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to Employer, of the incurrence and purpose of each such expense.

         (c) Vacation and Sick Days. The Employee shall be entitled to four weeks of paid vacation per year, or such other longer period as Employer's Board may determine to be appropriate, without, except as permitted in the discretion of the chairman of Employer's Board, carry-over accumulation. The Employee shall be entitled to continue to accumulate paid sick days in accordance with the current policies of the Employer.


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         7. Termination of Employment.

         (a) Termination Due to Death or Disability. In the event that the Employee's employment hereunder terminates due to death or is terminated by Employer due to the Employee's Disability (as defined below), no termination benefits shall be payable to or in respect of the Employee except as provided in
Section 7(f)(ii). For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by the Employee of his duties hereunder lasting for a continuous period of six months or longer. The reasoned and good faith judgment of Employer's Board as to the Employee's Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by the Employee or by any physician or group of physicians or other competent medical experts employed by the Employee or Employer to advise Employer's Board.

         (b) Termination by Employer for Cause. The Employee's employment may be terminated for "Cause" by Employer. "Cause" shall mean (i) the willful failure of the Employee substantially to perform his duties hereunder (other than any such failure due to Disability) for a period of three business days after a written demand for substantial performance is delivered to the Employee by Employer's Board, which written notice identifies the manner in which Employer's Board believes that the Employee has not substantially performed his duties,
(ii) in the reasonable judgment of the Board, the Employee's engaging in willful and serious misconduct that is injurious to Employer or any of its affiliates,
(iii) the Employee's conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony, (iv) the violation by the Employee of any federal or state securities law, other than an immaterial violation of a procedural law, or (v) the willful and material breach by the Employee of any of his material obligations hereunder, or the breach by the Employee of any written covenant or agreement with Employer or any of its affiliates not to disclose any information pertaining to Employer or any of its affiliates, not to compete or interfere with Employer or any of its affiliates or with respect to any take-along or similar covenants applicable to the Shares, Options or any other common stock of Holding held by the Employee, including without limitation the covenants set forth in Sections 8, 9, 10 and 11 hereof.

         (c) Termination Without Cause. A termination "Without Cause" shall mean a termination of employment by


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Employer other than due to Disability as described in Section 7(a) or Cause as defined in Section 7(b).

         (d) Termination by the Employee. The Employee may terminate his employment for "Good Reason". "Good Reason" shall mean a termination of employment by the Employee within 30 days following (i) any assignment to the Employee of any duties that are significantly different from, and result in a substantial diminution of, the duties that he is to assume on the date hereof,
(ii) the failure of Employer to obtain the assumption of this Agreement by any successor as contemplated by Section 14 or (iii) any reduction of the Employee's Base Salary or incentive compensation opportunity from the levels set forth in Sections 3 and 4(a) hereof, respectively.

         (e) Notice of Termination. Any termination by Employer pursuant to
Section 7(a), 7(b) or 7(c), or by the Employee pursuant to Section 7(d), shall be communicated by a written "Notice of Termination" addressed to the other parties to this Agreement. A "Notice of Termination" shall mean a notice stating that the Employee's employment hereunder has been or will be terminated, indicating the specific termination provisions in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of employment.

         (f) Payments Upon Certain Terminations.

         (i) In the event of a termination of the Employee's employment by Employer Without Cause or a termination by the Employee of his employment for Good Reason during the Employment Period, subject to Section 7(h), Employer shall pay to the Employee (A) the sum of (1) his Base Salary, if any, for the period from the Date of Termination and ending on the later of
    (x) the last day of the Employment Period, determined without regard to this
    Section 7, and (y) the first anniversary of the Date of Termination, and (2) the excess of (I) the pro rata amount of incentive compensation for the portion of the calendar year preceding the Employee's Date of Termination (such portion, the "Proportionate Period"), that would have been payable to the Employee if he had remained employed for the entire year and assuming that all applicable targets had been met, over (II) the amount of incentive compensation previously paid or, at the election of the Employee, deferred for the Proportionate Period, less (B) any amount paid or to be paid to the Employee under the terms of any


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    severance plan or program of Employer, if any, as in effect on the Date of Termination, provided that Employer may, at any time, pay to the Employee in a single lump sum an amount equal to (x) Employer's good faith determination of the sum of the present values of the installments of the Base Salary remaining to be paid to the Employee pursuant to clause (A)(1) above, and the amount determined under clause (A)(2) above not paid at that time, in each case as of the date of such lump sum payment, calculated using a discount rate equal to the weighted average cost of Employer's bank indebtedness obligations outstanding on the Date of Termination or, if there are no such obligations outstanding, one percentage point greater than the average prime rate charged on such date by Chase Bank or such other nationally recognized bank designated by Employer, less (y) the amount determined under clause (B) above. If the Employee's employment shall terminate and he is entitled to receive salary continuation payments under this Section 7(f)(i), (1) Employer shall continue to provide to the Employee the welfare benefits (other than disability insurance) referred to in
    Section 5 for the greater of (a) the remainder of the calendar year in which the Date of Termination occurs, or (b) six months from the Date of Termination and (2) if the Employee's employment shall terminate hereunder pursuant to circumstances under which he is entitled to receive payments under this Section 7(f)(i), and the Employer has not paid a lump sum to Employee pursuant to the proviso to the first sentence of Section 7(f)(i), the Employee shall have an affirmative duty to seek new employment which is suitable to his skills and training, provided that the Employee's conduct in satisfaction of such duty shall be consistent with Section 9, unless Employer elects to waive its rights under Section 9. If the Employee obtains new employment, any salary continuation payments to which the Employee may be entitled pursuant to this Section 7(f)(i) shall be reduced or cancelled to the extent that any salary or other cash compensation from such employment is paid or payable to or on behalf of the Employee. Any benefits payable to the Employee under any otherwise applicable plans, policies and practices of Employer shall not be limited by this provision.

         (ii) If, during the Employment Period, the Employee's employment shall terminate upon his death, Disability or retirement on or after age 60, or if the Employee shall terminate his employment without Good


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    Reason or if Employer shall terminate the Employee's employment for
    Cause, subject to Section 7(h), Employer shall pay the Employee his full Base Salary through the Date of Termination or, in the case of the Employee's death, through one month following the Date of Termination, plus, in the case of termination upon the Employee's death, Disability or retirement on or after age 60, the excess of (x) the pro rata amount of incentive compensation for the Proportionate Period preceding the Employee's Date of Termination (exclusive of any time between the onset of a physical or mental disability that prevents the performance by the Employee of his duties hereunder and the resulting Date of Termination), that would have been payable to the Employee if he had remained employed for the entire year and assuming that all applicable targets had been met, over (y) the amount of incentive compensation previously paid or, at the election of the Employee, deferred for the Proportionate Period. Any benefits payable to or in respect of the Employee under any otherwise applicable plans, policies and practices of Employer shall not be limited by this provision.

         (g) Date of Termination. As used in this Agreement, the term "Date of Termination" shall mean (i) if the Employee's employment is terminated by his death or retirement on or after age 60, the date of his death or retirement,
(ii) if the Employee's employment is terminated by the Employee without Good Reason, the date of his termination, (iii) if the Employee's employment is terminated by Employer for Cause, the date on which Notice of Termination is given as contemplated by Section 7(e), and (iv) if the Employee's employment is terminated by Employer Without Cause, due to the Employee's Disability or by the Employee for Good Reason, 30 days after the date on which Notice of Termination is given as contemplated by Section 7(e) or, if no such Notice is given, 30 days after the date of termination of employment.

         (h) Resignation from Offices and Board Memberships. Effective as of any Date of Termination under this Section 7 or otherwise as of the date of the Employee's termination of employment with Employer, the Employee shall resign from all (i) offices then held by him in Holding, Employer or any of their respective subsidiaries and (ii) Board memberships then held by him on the Boards of (x) Holding, Employer or any of their respective subsidiaries or (y) any other organization with which he is affiliated by virtue of his position with Holding, Employer or any of their respective subsidiaries. The Employee shall execute


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all documents and instruments and take all other actions reasonably requested by
Holding or Employer to effectuate such resignations. All payments due or to become due to the Employee pursuant to this Agreement, including any such payments pursuant to Section 7(f), and, to the fullest extent permitted by applicable law, pursuant to any otherwise applicable plan, policy, program or practice of Holding, Employer or any of their respective subsidiaries shall be subject to such resignations by the Employee and the performance by Employee of each of his obligations under this Section 7(h).

         8. Unauthorized Disclosure. During and after the term of his employment, the Employee shall not, without the written consent of the Employer's Board or a person authorized thereby, disclose to any person (other than an officer, other employee or director of Employer or its affiliates, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of his duties as an executive of Employer) any confidential or proprietary information, knowledge or data that is not theretofore publicly known and in the public domain obtained by him while in the employ of Employer with respect to Employer or any of its subsidiaries or affiliates or with respect to any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of Employer or any of its subsidiaries or affiliates (collectively, "Proprietary Information"), except as may be required by law or as may be required in connection with any judicial or administrative proceedings or inquiry.

         9. Non-Competition. During the period commencing on the date hereof and ending on the later of (i) the greater of (x) twelve months and (y) the number of months, if any, providing the basis for calculating any termination payment to the Employee under Section 7(f)(i) and (ii) in the event that the Employee had, but did not exercise, the contractual right to put to Holding for repurchase securities of Holding, the expiration of any period following termination of the Employee's employment during which the Employee is a beneficial owner of securities of Holding (except any time during which a repurchase by Employer, pursuant to a repurchase commitment permitted or required under Section 6(a) of the Management Stock Subscription Agreement is prevented solely by the terms of Section 11(a) of the Management Stock Subscription Agreement), the Employee shall not engage directly or indirectly in, become employed by, serve as an agent or consultant to,


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or become a partner, principal or stockholder of any partnership, corporation or other entity in connection with a business of such partnership, corporation or other entity which competes with the financial information, financial analysis or any other business of Holding, the Employer or any of their respective subsidiaries in any geographical area in which Holding, Employer or any of their respective subsidiaries is then engaged in such business.

         10. Non-Solicitation of Employees. Except in connection with the performance of his duties for Holding, Employer and their respective subsidiaries during the period of the Employee's employment with Employer, during the period of the Employee's employment and thereafter for three years (the "Non-Solicitation Restriction Period") the Employee shall not, directly or indirectly, for his own account or the account of any other person or entity with which he shall become associated in any capacity, (a) solicit for employment or employ any person who at the time of such solicitation for employment is employed by or otherwise engaged to perform services for Holding, Employer or any of their respective subsidiaries, regardless of whether such employment is direct or through an entity with which such person is employed or associated, or otherwise intentionally interfere with the relationship of Holding, Employer or any of their respective subsidiaries with, any person or entity who or which is at the time employed by or otherwise engaged to perform services for Employer, including under this clause (a) any person who performs services on behalf of Holding, Employer or any of their respective subsidiaries as an independent agent or sales representative, or (b) induce any employee of Holding, Employer or any of their respective subsidiaries to engage in any activity which the Employee is prohibited from engaging in under Sections 9, 10 and 11 hereof or to terminate his employment with Holding, Employer or any of their respective subsidiaries.

         11. Non-Solicitation of Clients. Except in connection with the performance of his duties for Holding, Employer and their respective subsidiaries during the period of the Employee's employment with Employer, during the Non-Solicitation Restriction Period, the Employee shall not solicit or otherwise attempt to establish for himself or any other person, firm or entity any business relationship with any person, firm or corporation which during the twelve-month period preceding the date his employment terminates was a customer, client or distributor of Holding, Employer or any of their respective subsidiaries (an "Employer Client"), provided that nothing in this
Section 11 shall


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prohibit the Employee from (i) attempting to establish any business relationship for the provision of services other than financial information or financial analysis services or (ii) advertising or promoting his provision of services generally to the investing public so long as such advertising does not include direct written or oral solicitation of any Employer Clients.

         12. Return of Documents. In the event of the termination of the Employee's employment for any reason, the Employee will deliver to Employer all non-personal documents and data of any nature pertaining to his work with Employer, and he will not take with him any documents or data of any description or any reproduction thereof, or any documents or data containing or pertaining to any Proprietary Information.

         13. Injunctive Relief with Respect to Covenants. The Employee acknowledges and agrees that the covenants and obligations of the Employee with respect to noncompetition, nonsolicitation, confidentiality and Employer property relate to special, unique and extraordinary matter and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Employee from committing any violation of the covenants and obligations referred to in this Section 13. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity.

         14. Assumption of Agreement. Employer will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from Employer in the same amount and on the same terms as the Employee would be entitled hereunder if Employer terminated his employment Without Cause as contemplated by Section 7, except that for purposes of


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implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         15. Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including those made to or with the Employee by any other person or entity) are merged herein and superseded hereby.

         16. Indemnification. Employer agrees that it shall indemnify and hold harmless the Employee to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses including without limitation all costs and expenses incurred in defense of litigation, including attorneys' fees, arising out of the employment of the Employee hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of the Employee. Costs and expenses incurred by the Employee in defense of litigation, including attorneys' fees, shall be paid by Employer in advance of the final disposition of such litigation upon receipt of an undertaking by or on behalf of the Employee to repay such amount if it shall ultimately be determined that the Employee is not entitled to be indemnified by Employer under this Agreement.

         17. Miscellaneous.

         (a) Binding Effect. This Agreement shall be binding on and inure to the benefit of Employer and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of the Employee and his heirs, executors, administrators and legal representatives.

         (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except any dispute or controversy arising under Section 8, 9, 10, 11 or 13 hereof) shall be resolved by binding arbitration. The arbitration shall be held in the City of New York, New York and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which


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would be applied by a court of law or equity. The arbitrator shall be acceptable to both Employer and the Employee. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators. Any expense of arbitration shall be borne by the party who incurs such expense and joint expenses shall be shared equally, provided that in the event that the Employee prevails in any such arbitration on all disputes raised by the Employee, Employer shall bear all expenses thereof, including those of the Employee.

         (c) Governing Law. This Agreement shall be governed by and constructed in accordance with the laws of the State of New York.

         (d) Taxes. Employer may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

         (e) Amendments. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by Employer's Board or a person authorized thereby and is agreed to in writing by the Employee and such officer as may be specifically designated by Employer's Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

         (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

         (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested,


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(iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

         (A)      if to Employer, to it at:

                  McCarthy, Crisanti & Maffei, Inc.
                  One Chase Manhattan Plaza, 37th Floor
                  New York, New York 10005

                  Attention:  General Counsel

         (B)      if to Holding, to it at:

                  c/o McCarthy, Crisanti & Maffei, Inc.
                  One Chase Manhattan Plaza, 37th Floor
                  New York, New York 10005

                  Attention:  General Counsel

         (C) if to the Employee, to him at the address listed on the signature page hereof.

Copies of any notices or other communications given under this Agreement shall also be given to:

                  Clayton, Dubilier & Rice, Inc.
                  375 Park Avenue
                  New York, New York  10152
                  Attention: Mr. Alberto Cribiore

                                       and

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York  10022
                  Attention: Franci J. Blassberg, Esq.

         (h) Survival. Sections 7(h), 8, 9, 10, 11, 12, 13, 14, 16 and 17 and,
if the Employee's employment terminates in a manner giving rise to a payment under Section 7(f), Section 7(f) shall survive the termination of the employment of the Employee hereunder.

         (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         (j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

         IN WITNESS WHEREOF, Employer and Holding have duly executed this Agreement by their authorized representatives and the Employee has hereunto set his hand, in each case effective as of the date first above written.

                                    MCCARTHY, CRISANTI & MAFFEI, INC.

                                    By:
                                       -------------------------------
                                       Name:
                                       Title:

                                    MCM GROUP, INC


                                    By:
                                       -------------------------------
                                       Name:
                                       Title:

                                    ANTHONY NAPOLITANO


                                    -------------------------------



                                    Address: 220 East 87th Street
                                    Apt. 1-C
                                    New York, New York 10128

                                                                      Exhibit A


     See Exhibit A to Exhibit 10.14

                                                                     Exhibit B


     See Exhibit B to Exhibit 10.14.

                                                                       Exhibit C


                                    MCM, INC.
                        SPECIAL COMPENSATION ARRANGEMENTS


PRODUCT MANAGERS


         CORPORATEWATCH:
         ANTHONY NAPOLITANO                  3% - CORPORATEWATCH NET OPERATING
                                             INCOME IF
                                             ANNUALIZED NOI DOES NOT EXCEED 2.5
                                             MILLION  (BEFORE TAXES)
                                             3.5% - CORPORATEWATCH NOI IF
                                             ANNUALIZED NOI EQUALS OR EXCEEDS
                                             2.5 MILLION (BEFORE TAXES)

                                   ANNEX A





                Annex A filed as Annex A to Exhibit 10.14.